Exhibit 99.3

             PEOPLES BANCORP OF WASHINGTON
                 201 EAST MAIN STREET
            WASHINGTON, INDIANA  47501-2912


                   __________, 1996

Dear Shareholder:

     You are cordially invited to attend a Special
Meeting of Shareholders of Peoples Bancorp of
Washington ("Peoples"), to be held at 201 East Main
Street, Washington, Indiana, on ______________, 1996, at _______ a.m., local time.

     The purpose of the meeting is to consider and vote upon adoption of the Agreement and Plan of Reorganization and the related Merger Agreement under which Peoples will merge with a wholly-owned subsidiary of German American Bancorp ("German American"). If the proposed merger is consummated, shares of Peoples
Common Stock will be converted into shares of German
American Common Stock, all as described in the accompanying Prospectus/Proxy Statement.

     Your Board of Directors believes that the proposed merger is in the best interests of Peoples and its shareholders and has unanimously approved the proposed merger. Attached are a notice of the meeting and a Prospectus/Proxy Statement containing information about the proposed merger and German American. Whether you plan to attend the meeting, please mark, sign, date, and promptly return the enclosed proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR ADOPTION OF THE PROPOSED MERGER.

                                   Very truly yours,



                                   JOSEPH A. WELLMAN
                                   President

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